EXHIBIT 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Date: May 3, 2009

CATALYST PRIVATE EQUITY PARTNERS (ISRAEL) II LP

By:	/s/ Alon Michal
Name:	Alon Michal
Title:	Partner

By:	/s/Yair Shamir
Name:	Yair Shamir